SECRETARY’S CERTIFICATE

The undersigned, Scott H. Rothstein, being the Secretary of the Mutual of America Investment Corporation (the “Corporation”), hereby certifies that the following is a true copy of resolutions adopted by the Board of Directors of the Corporation at a meeting held on February 25, 2014:

RESOLVED, that in view of the type and terms of the agreements providing for custody of the Corporation’s securities and similar investments, the value of the assets of the Corporation to which any person may have access, the nature of the securities in the Corporation’s portfolio, and the minimum bonding requirements of paragraph (d) of Rule 17g-1 under the Investment Company Act of 1940, the Board hereby determines that the fidelity bond to be issued to this Corporation providing coverage of $2,500,000 be, and it hereby is, approved as to form, amount and type coverage and premium, and

FURTHER RESOLVED, that the President and Vice Presidents, and each of them, hereby is authorized and directed to obtain and renew such fidelity bond coverage and to execute any documents relating thereto, and to increase or decrease such coverage, as required by Rule 17g-1.

IN WITNESS WHEREOF, I have Signed this Certificate and affixed the seal of the Corporation this 24th day of April, 2014.

__/s/ Scott H. Rothstein_________

Scott H. Rothstein

Executive Vice President, Deputy General Counsel

and Corporate Secretary